Exhibit 10.33

FIFTH AMENDMENT OF LEASE

THIS AMENDMENT made and entered into this 23rd day of March, 2010 (the “Effective Date”) by and between Rodger P. Nordblom and Peter C. Nordblom, as Trustees of Northwest Associates (“Landlord”) and LeMaitre Vascular, Inc. (“Tenant”).

WITNESSETH

WHEREAS, Landlord and Tenant entered into a lease dated March 31, 2003, as amended by a First Amendment of Lease dated as of May 21, 2004, a Second Amendment of Lease dated as of May 21, 2007, a Third Amendment of Lease dated as of February 26, 2008 and a Fourth Amendment of Lease dated as of October 31, 2008 (the lease and all amendments are collectively referred to as, the “Lease”) for premises (the “Premises”) containing 27,098 rentable square feet in the building located at 63 Second Avenue, Burlington, Massachusetts;

WHEREAS, the Expiration Date of the Lease is currently September 30, 2011;

WHEREAS, Concurrently with the execution of this Amendment, Landlord and Tenant have entered into an additional lease for premises containing approximately 27,289 rentable square feet in the building at 53 Second Avenue, Burlington, MA (the “53 Second Ave Lease”);

WHEREAS, the parties now wish to amend the Lease to, among other things, extend the term thereof to make it coterminous with the term of the 53 Second Ave Lease;

NOW THEREFORE, in consideration of the 53 Second Ave Lease and mutual agreements contained herein, the parties agree that the Lease shall be amended as follows:

1. The term of the Lease is hereby extended for an additional period beginning on the Effective Date and ending on the date set for expiration of the 53 Second Ave Lease, such that the term of this Lease shall be coterminous with the term of the 53 Second Ave Lease. Currently, the expiration date of the 53 Second Ave Lease and the new Expiration Date of the Lease have not been finally determined, but are anticipated to occur on or about June 30, 2017. Once the Expiration Date of the Lease has been determined, Landlord will send Tenant a written notification stipulating such date. In connection with the foregoing, the parties agree that, in the event Tenant terminates the 53 Second Ave Lease pursuant to the terms thereof, Tenant shall have the right to simultaneously terminate this Lease upon written notice to Landlord. Further, in the event that the landlord terminates the 53 Second Ave Lease pursuant to the terms thereof, this Lease shall also be simultaneously terminated by Landlord, such termination to be effective without the necessity of any notice or other documentation; provided, however, that in the event such termination is an exercise of the landlord’s rights under Article 7 of the 53 Second Ave Lease, then Tenant may elect, by written notice given within ten (10) business days following Tenant’s receipt of Landlord’s notice of termination of the 53 Second Ave Lease, to allow this Lease to continue and not be terminated simultaneously with the 53 Second Ave Lease (in which event, following such notice from Tenant, such simultaneous termination of this Lease shall be deemed null and void and the same shall continue pursuant to the terms hereof, recognizing that the term of this Lease will no longer be coterminus with the 53 Second Ave Lease).

2. Tenant acknowledges it is currently occupying the Premises and shall accept the continued demise of the Premises in the condition it is in on the Effective Date, without any obligation by Landlord to construct or otherwise prepare the Premises for Tenant’s continued use and occupancy, and without any representations or warranties on the part of Landlord as the condition or suitability of the Premises for Tenant’s use.

3. Commencing on the Effective Date, the Annual Fixed Rent Rate and the Monthly Fixed Rent Rate specified in Section 1.1 of the Lease shall be reduced to $243,882.00, and $20,323.50, respectively, and from such date, Paragraph 2 of the Fourth Amendment of Lease shall have no further force or effect. If the Effective Date is not the first day of a calendar month, then Landlord shall apply a credit against the next monthly installment of rent coming due under the Lease for any amounts previously paid by Tenant for the calendar month in which the Effective Date occurs.

4. As of the Effective Date, the amount of the Security and Restoration Deposit specified in Section 1.1 of the Lease shall be reduced to $50,000.00. Landlord shall transfer and apply the remaining cash balance of $50,000.00 for Tenant’s account under the 53 Second Ave Lease to satisfy the security deposit requirement under that lease.

5. As of the Effective Date, the following paragraph shall be added to the end of Section 4.2.3 of the Lease:

“Tenant and its representatives, at Tenant’s sole expense, shall have the right, during customary business hours, to inspect at Landlord’s offices, Landlord’s books and records relating to Operating Costs for the immediately preceding calendar year. As a condition to performing any such inspection, Tenant and its examiners shall be required to execute and deliver to Landlord an agreement, in form reasonably acceptable to Landlord, agreeing to keep confidential any information which Tenant and the examining party discovers in connection with such examination, except for disclosures required by law, court order or regulatory authorities, or to Tenant’s attorneys, accountants, auditors, or potential purchasers of the Tenant company. If Tenant elects to exercise such right, it must provide reasonable prior written notice to Landlord given no later than one hundred and twenty (120) days following Tenant’s receipt of Landlord’s Statement of Operating Costs for any calendar year and it must complete any such inspection within 60 days of commencement. Landlord agrees to reasonably cooperate with Tenant to enable Tenant to complete its inspection within the time period specified in the preceding sentence. Tenant shall give Landlord a complete copy of the results of its inspection. If it is determined that Tenant is entitled to a refund, then such refund shall either be in cash or applied as a credit to the next due installment of Rent, at the election of Landlord. If it is determined Tenant has underpaid, then Tenant shall pay such amount within thirty (30) days of Landlord’s invoice therefor. Tenant agrees to use for such inspection a firm that is reasonably acceptable to Landlord and that is not being paid on a contingency fee basis. If Tenant’s audit demonstrates, to Landlord’s reasonable satisfaction, that Operating Costs were overstated by more than five percent (5%), then Landlord shall reimburse Tenant the reasonable cost of the audit (it being agreed that if Tenant’s audit does not show such overstatement, Tenant shall reimburse Landlord for all reasonable costs incurred by Landlord in connection with such audit).”

6. As of the Effective Date, the last sentence of the second paragraph on Section 4.4 of the Lease shall be deleted in its entirety and replaced by the following:

“Within forty-five (45) days following Tenant’s yield-up of the Premises in accordance with the terms hereof, Landlord shall refund to Tenant said deposit, or so much thereof as may remain after application toward any satisfaction of any obligation of Tenant.”

7. As of the Effective Date, the following shall be added to the end of Section 5.2 of the Lease:

“Notwithstanding the foregoing, if Landlord fails to provide any service that it is required to provide above so that Tenant’s ability to conduct business at the Premises is materially adversely affected for a period of five (5) consecutive business days after written notice thereof from Tenant to Landlord, then, provided that such failure or Landlord’s inability to cure such condition is not (i) due to a cause beyond Landlord’s reasonable control and/or (ii) generally affecting other buildings in the vicinity of the Premises (such as a neighborhood power outage or a water main break) or a fire or other casualty or taking (which shall be governed by Article 7 below) or the fault or negligence of Tenant or any of its agents, employees or contractors, then as Tenant’s sole remedy the Fixed Rent and Additional Rent shall be equitably abated based upon the impact thereof on Tenant’s ability to conduct business in the Premises until such service(s) is restored to their level prior to the interruption.”

8. As of the Effective Date, Section 5.7 of the Lease shall be deleted in its entirety and replaced with the following:

“5.7 Landlord’s Indemnification. Landlord shall indemnify, defend and save Tenant harmless from and against all claims brought by, liability imposed by, or loss or damage arising from the actions of (including the cost of any cleanup or remediation) a governmental authority having jurisdiction over the Property and/or the Park caused by a release or threat of release of Hazardous Materials (as defined in Section 11.1 below) from or at the Property and/or the Park prior to the Commencement Date or, if after the Commencement Date, to the extent caused by Landlord’s use, handling, holding, transporting, storage or disposal of Hazardous Materials including, without limitation, liability under any federal, state or local laws, requirements and regulations; provided, however, that this indemnity shall not apply to the extent such claim, liability, loss and/or damage is attributable or pertains to the following: (i) in the event (but only in the event) Tenant uses, stores, handles, holds, transports or disposes at, on or under the Property the Hazardous Materials which are the subject of such claim, liability, loss and/or damage, unless Tenant provides evidence reasonably satisfactory to Landlord that the Hazardous Materials which are the subject of such claim, liability, loss and/or damage are not caused by or attributable in whole or in part to Tenant, (ii) in the event Tenant or its agents, employees or contractors causes or contributes to the release or threat of release of Hazardous Materials, or

(iii) to any claim brought or liability imposed under any law, regulation or ordinance, or common law, arising out of any personal injury or damage suffered or alleged to have been suffered by Tenant’s employees, agents, invitees or contractors. The provisions of this Section 5.7 shall survive the expiration or earlier termination of this Lease.”

9. As of the Effective Date, Section 6.1.5 of the Lease shall be deleted in its entirety and replaced with the following:

“6.1.5 Indemnification. To save harmless, exonerate and indemnify Landlord, its agents (including, without limitation, Landlord’s managing agent) and employees (such agents and employees being referred to collectively as the “Landlord Related Parties”) from and against any and all claims, liabilities or penalties asserted by or on behalf of any person, firm, corporation or public authority on account of injury, death, damage or loss to person or property in or upon the Premises and the Property to the extent arising out of the use or occupancy of the Premises by Tenant or by any person claiming by, through or under Tenant (including, without limitation, all patrons, employees and customers of Tenant), or arising out of any delivery to or service supplied to the Premises requested by or on account of Tenant, or on account of or based upon anything whatsoever done on the Premises, except to the extent the same was caused by the gross negligence, fault or misconduct of Landlord or the Landlord Related Parties. In respect of all of the foregoing, Tenant shall indemnify Landlord and the Landlord Related Parties from and against all costs, expenses (including reasonable attorneys’ fees), and liabilities incurred in or in connection with any such claim, action or proceeding brought thereon; and, in case of any action or proceeding brought against Landlord or the Landlord Related Parties by reason of any such claim, Tenant, upon notice from Landlord and at Tenant’s expense, shall resist or defend such action or proceeding and employ counsel therefor reasonably satisfactory to Landlord. Landlord shall not settle any such claim without first consulting with Tenant and obtaining the consent of Tenant, which consent shall not be unreasonably withheld, conditioned or delayed.”

10. As of the Effective Date, Section 8.1 of the Lease is amended by including the following item after what is noted in (f) of that Section:

“or (g) if Tenant is in default of the 53 Second Ave Lease beyond applicable notice and cure periods,”

11. As of the Effective Date, Section 11.8 of the Lease shall be deleted in its entirety and replaced with the following:

“11.8 Indemnification. Tenant agrees to indemnify and save Landlord harmless from all claims, liability, loss or damage to the extent arising on account of the use, release, threat of release, holding, handling, transport, storage, or disposal of Hazardous Materials by Tenant, its employees, agents or contractors at, on, upon or from the Premises or Property from and after the Date of this Lease, including, without limitation, liability under any federal, state, or local laws, requirements and regulations, or damage to any of the systems of the Building or the Property. The provisions of this Section 11.8 shall survive the expiration or earlier termination of this Lease.”

12. Capitalized terms used herein without definition shall have the meanings ascribed to them in the Lease. The recitals at the beginning of this Amendment are hereby incorporated into this Amendment.

As amended hereby, the Lease is ratified and confirmed in all respects, and shall continue in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Fifth Amendment under seal as of the date first written above.

LANDLORD:

/s/ Rodger P. Nordblom
Rodger P. Nordblom as Trustee and not individually

/s/ Peter C. Nordblom
Peter C. Nordblom as Trustee and not individually

TENANT:

LEMAITRE VASCULAR, INC.

By:	/s/ Trent G. Kamke
Print Name: Trent G. Kamke
Print Title: Senior VP – Operations
Hereunto duly authorized

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